Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•Form S-3 No. 333-235726 of Globalstar, Inc.

•Form S-3 No. 333-268142 of Globalstar, Inc.

•Form S-8 No. 333-263224 of Globalstar, Inc.

•Form S-8 No. 333-235505 of Globalstar, Inc.

•Form S-8 No. 333-232178 of Globalstar, Inc.

of our reports dated March 1, 2023, with respect to the consolidated financial statements of Globalstar, Inc. and the effectiveness of internal control over financial reporting of Globalstar, Inc. included in this Annual Report (Form 10‑K) of Globalstar, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 1, 2023